EXHIBIT 3(a)

Articles of Association of the "besloten vennootschap met beperkte aansprakelijkheid" (private company with limited liability under Dutch Law):

HOUSEHOLD INTERNATIONAL NETHERLANDS B.V.


                            CONTENTS
                            --------
Article
- -------
 1                            Definitions

 2                            Name and Registered Office

 3                            Objects

 4                            Capital and shares

 5                            Register of shareholders

 6                            Notices, announcements,
                              communications and statements

 7                            Issue of shares

 8                            Own shares

 9                            Decrease of capital

10                            Transfer of shares

11 and 12                     "Blokkeringsregeling" - Provisions
                              governing the transfer of or change
                              in any other way of ownership in
                              shares

13, 14 and 15                 Management

16                            Financial Year, annual accounts,
                              annual report and publication

17                            Profit appropriation

18, 19, 20, 21 and 22         General Meeting

23                            Resolutions without holding a
                              meeting

24                            Winding-up

On this, the fourteenth day of September one thousand nine hundred and ninety, came and appeared before me, MICHIEL GEORGE
VAN RAVESTEYN, LL.M., civil-law notary, practising at Rotterdam:

FRANK EVERT ROOS, LL.M., a notarial candidate, residing at Rotterdam, who declared and said that he was acting as written attorney of Household Global Funding Inc., a company under the laws of the state Delaware, United States of America, having its principle place of business at Wilmington DE 19801, 1209 Orange Street, United States of America.

The said power of attorney appears from an non-notarial instrument of attorney, which, after having been acknowledged according to the law, is attached to the present Deed.

The Appearer declared and said that he hereby forms and establish a "besloten vennootschap met beperkte aansprakelijkheid" (private company with limited liability under Dutch Law - hereinafter called "the private limited company"), which shall be governed by the following:

                     ARTICLES OF ASSOCIATION
                     -----------------------
                           DEFINITIONS
                           -----------
Article 1
- ---------
In these Articles of Association the expression:

a.   The Company shall mean:  HOUSEHOLD INTERNATIONAL NETHERLANDS
     B.V., having its Registered Office at Rotterdam;

b. The Board of Directors shall mean: the management of the Company;

c. General Meeting shall mean: both the body formed by shareholders and the meeting of shareholders;

d. Annual Meeting shall mean: the general meeting called and convened for the purpose of considering and confirming the annual accounts, the annual report and the other documents and writings required by law;

e.   Subsidiary Company:

     1. a legal entity, in which the Company or one or more of its Subsidiaries can, whether or not pursuant to an agreement with other persons entitled to vote, jointly or alone, exercise more than one-half of the voting rights at the general meeting;

     2. a legal entity, of which the Company or one or more of its Subsidiaries is a member or shareholder and can, whether or not pursuant to an agreement with other persons entitled to vote, jointly or alone, appoint or dismiss more than one-half of the Directors or Supervisory Directors, even if all the persons entitled to vote cast votes;

     3. a company acting under its own name, of which the Company or one or more of its Subsidiaries is a fully liable partner;

f. Group Company shall mean: a legal entity or a company which is associated with the Company in a group;

g. Payable reserves shall mean: that part of the Company's own property which is in excess of the paid-up and called-up part of the capital, increased by the reserves which require to be kept under and by virtue of the law and these Articles of Association;

h. Annual accounts shall mean: the balance sheet, the profit and loss account and the explanatory notes on these accounts.

                   NAME AND REGISTERED OFFICE
                   --------------------------
Article 2
- ---------
1.   The name of the Company is:  HOUSEHOLD INTERNATIONAL
     NETHERLANDS B.V.

2.   Its Registered Office is situate at Rotterdam.

3. The Company may have branch offices and branch establishments elsewhere, both at home and abroad.

                             OBJECTS
                             -------
Article 3
- ---------
The objects of the Company are to participate in, manage and administer the business or and to finance other enterprises, whatever their objects, as also (partly) to bind itself for the debts of group-companies and, finally, to do all such acts and things as are incidental or may be conducive thereto, the foregoing to be construed in the widest sense of the words.

                       CAPITAL AND SHARES
                       ------------------
Article 4
- ---------
1. The authorized capital of the Company is: two hundred thousand guilders (Dfls 200,000.--).

2. It is divided into two thousand (2,000) shares of one hundred guilders (Dfls 100.--) nominal each.

3. The shares shall be registered shares and shall be numbered consecutively. No share certificates can be issued.

4. If the sum of the paid and called up part of the issued capital and the reserves which require to be kept in pursuance of a statutory provision is less than the statutory minimum capital as last fixed, then the Company must keep a reserve to the extent and the amount of such difference.

5. The Company shall not give its co-operation to the issue of depositary receipts. The voting right attaching to shares shall not be capable of being granted to a pledgee or usufructuary.

                    REGISTER OF SHAREHOLDERS
                    ------------------------
Article 5
- ---------
1. The "Directie" (Board of Directors) shall keep a register, in which shall be recorded the names and addresses of all the shareholders, at the same time stating the amount paid up on each share. The register shall be kept up-to-date.

2. Each shareholder shall take due care to see that his address is known to the Company.

3. Finally, every release from liability for calls that have not yet been paid shall be recorded in the register as also
     - in case of transfer or partly paid-up shares - the date of transfer.

4. On being so requested, the Board of Directors shall furnish a shareholder, a usufructuary and a pledgee with an extract from the register in respect of his right to a share, free of charge.

5. The Board of Directors shall make the register available at the Company's office for inspection and perusal by the shareholders. The data and particulars contained in the register concerning partly paid-up shares shall be available for public inspection; a copy of or an extract from such data and particulars shall be furnished at a price not exceeding the cost-price.

      NOTICES, ANNOUNCEMENTS, COMMUNICATIONS AND STATEMENTS
      -----------------------------------------------------
Article 6
- ---------
Notices, announcements, communications and statements in pursuance of these Articles of Association shall be given and made by letter or by Writ and shall be sent to or served upon shareholders to or at the addresses referred to in Article 5 hereof, and to the Board of Directors both to or at the office of the Company and to or at the home-addresses of all the Directors.

                         ISSUE OF SHARES
                         ---------------
Article 7
- ---------
1. Unsubscribed shares shall be issued by the Board of Directors in pursuance of a resolution of the General Meeting of Shareholders at such points of time, upon such terms and conditions and to such persons as the General Meeting shall determine. The preceding sentence shall apply correspondingly to the granting of rights and the taking of shares, but shall not be applicable to the issue of shares to a person who exercises a right to take shares acquired by him already previously.

2. Within fourteen days after the General Meeting has taken a resolution within the meaning of paragraph 1 of this Article, the Board of Directors shall give notice thereof to all the shareholders.

3. Shareholders shall, in proportion to the number of shares already held by them, have a preferential right of subscription to the shares to be issued. They may exercise this right only by a communication to that effect to the Board of Directors within six weeks after the despatch of the notice mentioned in paragraph 2 of this Article.

4. Shareholders shall have no preferential right of subscription to shares which are issued to employees of the Company or of a group-company.

5. The preferential right of subscription may - each time in respect of only one issue - be limited or excluded by resolution of the General Meeting.

6. For the purposes of the provisions laid down in paragraphs 3, 4 and 5 of this Article the granting of a right to take shares shall rank equally with the issue of shares. However, the shareholders shall have no preferential right of subscription to shares which are issued to a person who exercises a right to take shares acquired by him already previously.

7. Upon the issue of a share at least one-fourth part of the nominal amount shall require to be paid up thereon. The non-paid-up part of the nominal amount shall require to be paid only after the Board of Directors shall have called up the same on behalf of the Company.

                           OWN SHARES
                           ----------
Article 8
- ---------
1.   Upon any issue of shares the Company cannot take own shares.

2. The Company may acquire fully-paid shares in its own capital or depositary receipts therefor only under gratuitous or universal title or if:

     a. the Company's own assets, decreased by the acquisition-price, is not less than the paid-up and called-up part of the capital, increased by the reserves that require to be kept under and in pursuance of the statutory provisions or the provisions of these Articles of Association,

     b. the nominal amount of the shares to be acquired and the shares already held jointly by the Company and its subsidiary companies in its capital is not in excess of one-half of the issued capital, and

     c. the authorization for such acquisition has been granted by the General Meeting or by another organ of the company that has been designated for that purpose by the General Meeting.

     For the validity of such acquisition shall be decisive the extent of the Company's own assets according to the balance sheet as last confirmed and adopted, decreased by the acquisition-price for the shares or the depositary receipts therefor in the capital of the company and payments out of the profits or reserves to others, in which itself and its subsidiary companies became indebted after the date of the balance sheet. If a financial year has elapsed for a period in excess of six months without the annual accounts having been confirmed and adopted, then acquisition in conformity with this paragraph 2 shall not be allowed.

3. Neither the Company nor one of its subsidiary companies may give security, grant a guarantee as regards the rate of exchange, guarantee in any other way or severally or in any other way bind itself in addition to or for other persons with a view to the taking or acquisition of shares or depositary receipts therefor in the Company.

     Loans granted by the Company for the abovementioned purpose shall be allowed up to a sum not exceeding the payable reserves.

     The Company shall keep a non-payable reserve up to the outstanding amount of the loans mentioned in the immediately preceding sentence.

4. Alienation of shares held by the Company in its own capital shall be effected only in pursuance of a resolution of the General Meeting. Upon taking the resolution to alienate such shares or depositary receipts, the terms and conditions of such alienation shall also be determined. Shareholders shall, in proportion to the number of shares already held by them, have a preferential right of subscription to the shares so to be alienated.

5. No votes can be cast at a general meeting on a share owned by the Company or a Subsidiary thereof, nor on a share, the depositary receipts for which are held by one of them.

6. Upon determining to which extent shareholders cast votes, are present or represented, or to which extent the share capital is supplied or is represented, shares, in regard to which it is provided by Statute that no votes may be cast thereon, shall not be taken into account.

                       DECREASE OF CAPITAL
                       -------------------
Article 9
- ---------
1. The General Meeting may resolve upon decrease of the issued capital by calling in shares or by decreasing the amount of shares by means of an alteration of the Articles of Association.

2.   A resolution to call in shares can relate only to:

     a.   shares which are held by the Company itself; or

     b. all the shares of a class, all the holders of which shares have approved of such calling-in; or

     c. all the shares of a class, provided always that such calling-in is coupled with repayment.

3. Decrease of the amount of shares without repayment and without release of the obligation to pay calls must be effected in proportion to all the shares of one and the same class.

4. Part repayment on shares or release of the obligation to pay calls shall, besides in proportion to all the shares, likewise be possible on shares of a class separately.

5. The requirements of ratio mentioned in paragraphs 3 and 4 of this Article may be deviated from with the approval of all the shareholders concerned.

6. The notice convening a meeting, in which a resolution is taken as referred to in this Article, shall state the purpose of the decrease of capital and the manner of execution.

                       TRANSFER OF SHARES
                       ------------------
Article 10
- ----------
Transfer of shares shall require an instrument of transfer and service of such instrument upon the Company or the written acknowledgment of such transfer by the Company upon the grounds of submission of that instrument to the Company.

If it concerns the transfer of shares that have not been paid up in full, such acknowledgment can take place only, if the instrument of transfer bears a fixed date.

        PROVISIONS GOVERNING THE TRANSFER OF OR CHANGE IN
              ANY OTHER WAY OF OWNERSHIP IN SHARES
        -------------------------------------------------
Article 11
- ----------
1. A valid transfer of shares shall require the approval of the General Meeting.

2. The application for such approval shall require to be made to the Board of Directors, stating at the same time the number of shares which and the name of the person to whom the applicant wishes to transfer.

3. The Board of Directors shall call and convene a General Meeting, to be held within two months after it has received the application, at which meeting a decision shall be given on the said application. The Board of Directors shall forthwith notify the decision of that Meeting to the applicant.

4.   The approval shall be deemed to have been granted:

     a. if the period mentioned above has expired without a decision on such application having been given;

     b. if in the decision - by which the approval is refused - no claimant or claimants has or have been named, who is or are prepared and who is or are able to purchase against payment in cash all the shares to which the application relates.

5. If the approval has been granted or is deemed to have been granted, the applicant may during a period of three months thereafter transfer his shares in the manner as such transfer was described in his application for approval.

6. If a decision - by which the approval has not been granted - does contain the name of a claimant/the names of claimants, who is or are prepared and who is or are able to purchase against payment in cash all the shares to which the application relates, the price of the shares to be transferred shall - unless the persons concerned shall otherwise agree - be fixed by one independent expert to be designated by the Chairman of the Chamber of Commerce and Industry, within whose area the Company's corporate seat is situate, upon the application of whichever of the parties first makes the same.

     The Board of Directors shall give to the expert its full co-operation in fixing such price. As soon as the price is known to the Board of Directors, it shall give notice thereof to the parties forthwith. The purchase agreement shall come into being only after the applicant notifies to the Board of Directors within one month after the price has been fixed that he accepts the claimant/claimants named to him and the price so fixed.

7. The costs incidental to such price-fixing shall be borne and paid by the Company.

Article 12
- ----------
The Company itself may be claimant within the meaning of paragraph 6 of Article 11 only with the approval of the applicant, to which approval the applicant may attach the condition that in addition to the price so fixed the Company shall refund to him the tax loss he sustains as a result of transfer to the Company instead of to a third party.

                           MANAGEMENT
                           ----------
Article 13
- ----------
1. The Company shall be managed by a "Directie" (Board of Directors), consisting of one or more "Directeuren" (Directors), the number thereof to be fixed by the General Meeting. The General Meeting may grant to a Director the title of "President-Directeur" (Chairman of the Board of Directors). Both a natural person and a legal entity may be Director.

2. The General Meeting shall appoint the Directors and it may at any time suspend or remove them from office. It shall fix the remuneration and determine the other conditions of service of the Directors.

3. A suspension cannot - event after it has been extended - last longer than three months. If after expiry of that period of time a decision has not yet been taken on the termination of the suspension or removal from office, the suspension from office shall cease to exist.

4. If there is more than one Director in office, the Directors shall mutually determine the duties to be discharged by each of them, to the extent that the General Meeting has not regulated and arranged this by a code of rules.

5. The Board of Directors shall meet whenever a Director shall so demand. It shall pass resolutions by absolute majority of votes. If the votes are equal, the General Meeting shall decide.

Article 14
- ----------
1. The General Meeting shall be empowered to submit resolutions of the Board of Directors to its approval, by virtue of a resolution of the General Meeting in which such resolutions are clearly defined.

2. For the rest, the Board of Directors shall conform to the directives of the General Meeting relating to the general lines of the financial, social, economic and staff policy to be conducted and pursued.

Article 15
- ----------
1.   Each Director shall have power to represent the Company.

2. If a Director privately enters into an agreement with the Company or privately litigates against the Company, it shall
     - without prejudice to the competency and power of the General Meeting to designate a person for that purpose, which person may also be the Director with regard to whom the conflicting interest subsists - be represented by one of the other Directors.

     If a Director has in any way other than that hereinbefore referred to an interest conflicting with the Company's interest, he, as also each of the other Directors, shall have power to represent the Company.

3. If the office of a Director is vacated or if a Director is otherwise prevented from acting, the remaining Director or the remaining Directors shall be vested with the management of the Company. If the office of the sole Director or the offices of all the Directors is or are vacated or if the sole Director or all the Directors is or are otherwise prevented from acting, the person, designated to that purpose every year by the General Meeting, shall temporarily be vested with the management, not later than until the point of time, at which the situation of vacancy or prevention from acting in respect of at least one Director has ceased to exist.

         FINANCIAL YEAR, ANNUAL ACCOUNTS, ANNUAL REPORT
                         AND PUBLICATION
         ----------------------------------------------
Article 16
- ----------
1.   The financial year shall be equal to the calendar year.

2. Each year, within five months after the close of the financial year - subject to extension of this period by the General Meeting on the grounds of circumstances of an exceptional nature by at most six months -, the Board of Directors shall draw up the annual accounts and make these available for inspection and perusal in the manner set out in paragraph 3 of this Article. Within this period the Board of Directors shall also make available for inspection and perusal the annual report, unless Article 403 of Book 2 of the (Dutch) Civil Code shall apply to the Company. The annual accounts shall be signed by all the Directors. If the signature of one or more of them fails, mention thereof shall be made and the reason therefore stated.

3. From the day, on which notice of the annual general meeting has been given, until the close of that meeting the accounts mentioned in paragraph 2 of this Article shall, together with the data and particulars to be added in pursuance of
     Article 392 of Book 2 of the (Dutch) Civil Code, be made available at the Company's office for inspection and perusal by all the shareholders, and each of them may obtain copies thereof, free of charge.

4. Confirmation - without qualification or reservation - of the annual accounts by the General Meeting shall constitute a discharge to the Directors for the management conducted by them during the past financial year, subject to the statutory restrictions.

5. The Company shall proceed to publication of the accounts, data and particulars referred to in this Article, if and in so far as and in the manner as Articles 394 et sqq. of Book
     2 of the (Dutch) Civil Code so prescribe.

                      PROFIT APPROPRIATION
                      --------------------
Article 17
- ----------
1.   a.   The Company may make payments to the shareholders
          and to other persons entitled to the profit capable of being distributed only up to a sum not exceeding the amount of the payable reserves.

     b. Payment of profit shall be made after confirmation of the annual accounts showing that the same is allowed.

     c. No profit shall be distributed on shares for the benefit of the Company.

2. The distributable profit shall be at the free disposal of the General Meeting.

3. In calculating the profit appropriation the shares held by the Company in its own capital shall not count, unless a usufruct has been created in these shares.

4. To the extent that profit is available in the Company, the Board of Directors may with the approval of the General Meeting resolve upon payment of an interim-dividend on account of the dividend to be expected, provided always that the provisions laid down in paragraph 1, sub-paragraph a., of this Article have been satisfied.

5. The General meeting may resolve upon (interim-) dividends being wholly or partly distributed in a manner other than by payment in cash.

6. The (interim-) dividend shall be made payable fourteen days of it being declared; the General Meeting may when resolving upon declaration of such dividend extend the period by a term not exceeding two weeks.

7. Dividends which have not been collected within five years after they became payable shall be forfeited for the benefit of the Company.

                         GENERAL MEETING
                         ---------------
Article 18
- ----------
The annual meeting shall be held within six months after the close of the financial year and is called and convened for the purpose of:

a. except in case extension has been granted for the drawing-up of the annual accounts, considering the annual accounts and, if prescribed by Statute, the annual report and the other data and particulars within the meaning of Article 392 of Book 2 of the (Dutch) Civil Code;

b. confirming the annual accounts, except in case extension has been granted for the drawing-up of the annual accounts;

c.   determination of the profit appropriation;

d.   fixing the possible bonuses for the Directors;

e.   designating the person meant in paragraph 3 of Article 15;

f. the doing of all such acts as are otherwise prescribed by Statute.

Article 19
- ----------
1. The General meeting shall - within the limits set by Statute and these Articles of Association - be vested with all such powers as have not been conferred upon others.

2. The Board of Directors shall furnish the General Meeting with all such information as demanded by it, unless a weighty interest of the Company opposes thereto.

3. The General Meeting may appoint an expert, who shall regularly examine and audit the books of account and/or report to the Board of Directors on the annual accounts drawn up by the Board of Directors.

4. In cases where such is prescribed by Statute, the General meeting shall, without prejudice to the other statutory provisions relating thereto, give a "registeraccountant" (chartered accountant) or another expert within the meaning of Article 393 of Book 2 of the (Dutch) Civil Code or an organization, in which such experts are working together, the instruction to examine and audit the annual accounts. That expert shall report on his examination and audit to the Board of Directors and shall lay down the result of his examination and audit in a certificate.

5. Without prejudice to the statutory provisions, the General Meeting shall at all times be empowered to revoke the appointment mentioned in paragraph 3 of this Article and/or to cancel and withdraw the instruction given in paragraph 4 of this Article.

Article 20
- ----------
1. General meetings shall be held whenever the shareholders shall be called and convened for that purpose by the Board of Directors.

2. If one or more shareholders, together representing at least one-tenth part of the issued capital, have requested the Board of Directors in writing to call and convene a general meeting, at the same time specifying the items of business to be transacted thereat, and the Board of Directors has not compiled with such request in such a way that the general meeting can be held within six weeks of such requisition, the requisitionists can be authorized by the President of the District Court within whose jurisdiction the Company's Registered Office according to its Articles of Association is situate to call such meeting themselves.

Article 21
- ----------
1. General meetings shall be held in the municipality where the Company's Registered Office according to its Articles of Association is situate.

     At a general meeting held elsewhere valid resolutions can be taken, if the entire issued capital is represented.

2.   The General Meeting itself shall choose its chairman.

3. The Chairman of the meeting shall designate a secretary, who need not be shareholder, for taking minutes of the business transacted thereat, which minutes shall be recorded in a book therefor intended. Minutes shall be confirmed either during the meeting or by a subsequent meeting, in witness whereof they shall be signed by the Chairman and the secretary of the meeting concerned. Minutes need not be taken, if a notarial record is prepared of the business transacted at the meeting. The costs incidental to such notarial record shall be borne and paid by the Company, unless the General Meeting has opposed the preparation of a notarial record, in which case those costs shall be for the account of the shareholders, who have made application for the drawing-up of the notarial record, pro rata to the nominal amount of the number of shares held by each of them.

4. At least fifteen day's previous notice of any general meeting shall be given to the shareholders. The convening notice shall, in addition to the place, date and hour of the meeting, specify the items of business to be transacted.

5. Each share shall entitle the holder thereof to cast one vote.

     Valid votes may also be cast by person who in any capacity other than as shareholder would by the resolution to be taken granted any right as against the Company or who would thereby be released from any obligation towards it.

6. Shareholders may cause themselves to be represented at any meeting only by virtue of a written power of attorney, which shall include a power of attorney by teleprinter message, by telefax or by telegram.

7. All resolutions shall be taken by absolute majority of votes, Blank votes shall be regarded as not having been cast.

8. Votings concerning persons shall be by folded ballot-papers, unless the General Meeting unanimously otherwise decides.
     Ballot-papers shall be destroyed immediately after the result of the voting has been made known. Votings concerning things shall be oral, unless a shareholder prefers a voting by ballot.

Article 22
- ----------
1. If a general meeting has been called and convened at a period of notice shorter than the prescribed period of notice or if such meeting is held without having given notice thereof, then valid resolutions can be taken only by a unanimous vote at a meeting, at which the entire issued capital is represented.

2. If at a general meeting items of business are brought up for discussion, which have not been announced in the convening notice or in a supplemental convening notice with due observance of the period of notice prescribed for the calling of meetings, then valid resolutions can be taken thereon only by a unanimous vote at a meeting, at which the entire issued capital is represented.

     THE TAKING OF RESOLUTIONS WITHOUT HOLDING A MEETING
     ---------------------------------------------------
Article 23
- ----------
1. The General meeting can also pass resolutions without holding a meeting, provided always that any such resolution is taken in writing, by teleprinter message, telefax or telegram and, furthermore, by a unanimous vote of all the voting shareholders.

2. Resolutions that have been passed without holding a meeting shall - with the addition of the documents and writings which may still appertain thereto - be recorded in the relative minute-book and read out in the next following meeting.

                           WINDING-UP
                           ----------
Article 24
- ----------
1. If the Company is dissolved, its affairs shall be liquidated by the Board of Directors, unless the General Meeting should at the time of taking the resolution to dissolve the Company otherwise resolve thereon.

2. During the liquidation proceedings the provisions of these Articles of Association shall as far as possible continue in force.

3. The balance on liquidation shall be distributed to all the shareholders pro rate to the nominal value of the shares held by each of them.

4. The books and records of the dissolved Company shall for a period of thirty years after completion of the winding-up remain in the custody of the persons to be designated for that purpose by the General meeting.

FINALLY, THE APPEARER DECLARED AND SAID:

a.   that the issued capital amounts to forty thousand guilders
     (Dfl 40,000.--);

b. that the issued capital of the Company is held by the founder, Household Global Funding Inc. as to four hundred
     (400) shares;
     subject to the requirement of those shares being paid up in full;

c. that those shares have meanwhile been paid up in full and that the Company accepts by this Deed the calls that have been paid in money on the shares that have been subscribed for;

d.   that by the present Deed
     David Dwayne Wesselink, residing at Northbrook, 1133 Western Avenue, Illenois 600 62, United States of America, born at Western City, Iowa, United States of America on the fifth day of September one thousand nine hundred and forty-two and of American nationality, has been appointed Director;

e. that the first financial year of the Company will end on the thirty-first day of December one thousand nine hundred and ninety;

f. that the ministerial Certificate of No Impediments was issued on the fifteenth day of June one thousand nine hundred and ninety, Ministry of Justice, Main Division
     Private Law, number B.V. 383.748.

A declaration as referred to in paragraph 1 of Article 203A of Book 2 of the (Dutch) Civil Code is attached to this Original.
The Appearer is known to me, the civil-law notary.

WHEREOF THE PRESENT DEED,
- ------------------------
the Original of which was executed at Rotterdam the day and year first above written.

After the substance of the present Deed had been made known to the Appearer, he declared that he had taken cognizance of the full contents thereof and that he did not wish the same to be read out to him in full.

Immediately after the present Deed had been read out in part, the Appearer and I, the civil-law notary, thereunto appended our several signatures.

(signed): F.E. Roos, M.G. van Ravesteyn.


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